UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 11, 2014

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-12251	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West DeRidder, Louisiana	70634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Bylaws of AMERISAFE, Inc. (the “Company”), on October 28, 2014, the Company’s Board of Directors (the “Board”) increased the number of Board members from seven to eight.

At the same meeting, the Board approved an invitation to Michael Brown to fill the newly created vacancy, subject to confirmation of Mr. Brown’s qualifications to serve as an independent director of the Company. Following this confirmation, Mr. Brown accepted the invitation to become a member of the Board on November 11, 2014. Mr. Brown will serve in the class of directors that will stand for re-election at the annual meeting of stockholders in 2017. However, under Texas law, Mr. Brown will be required to stand for election at the next annual meeting of shareholders, presently expected to occur in June 2015.

Mr. Brown’s compensation for his services as a director is consistent with that of the Company’s other non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 24, 2014, under the caption “The Board, Its Committees, and Its Compensation — Director Compensation.” Effective November 11, 2014, Mr. Brown received a one-time restricted stock award equal to the pro rata portion of the annual stock award made in accordance with the Company’s 2010 Restated Non-Employee Director Stock Plan.

In addition Mr. Brown will enter into an indemnification agreement in the same form as the agreement between the Company and each of the present members of the Board (the form of agreement having been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014).

There are no arrangements or understandings between Mr. Brown and any other person pursuant to which he was selected as a director. There are no transactions involving Mr. Brown that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Kathryn H. Rowan
Kathryn H. Rowan, Senior Vice President,
General Counsel and Secretary

Date: November 13, 2014

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